Exhibit 10.44

CONFIDENTIAL TREATMENT REQUESTED

Redacted Portions are indicated by [****]

SERVICES AGREEMENT

This SERVICES AGREEMENT (the “Agreement”), dated December 15, 2005 (the “Effective Date”), is entered into by and among Groupe Novasep SAS, a French corporation having its registered place of business at Site Eiffel, Boulevard de la Moselle, 54340 Pompey, France, acting in its own name as well as on behalf of its Affiliates: Dynamit Nobel GmbH, Explosivstoff- und Systemtechnik, Kalkstr. 218, 51377 Leverkusen, Germany; Finorga S.A.S., Route de Givors, 38670 Chasse-sur-Rhône, France; Seripharm S.A.S., 1 rue Démocrite, 72000 Le Mans, France; Novasep Inc., 23 Creek Circle, Boothwyn, PA 19061, USA; and Rohner AG, Gempenstr. 6, 4133 Pratteln, Switzerland (“Novasep”), on the one hand, and BioMarin Pharmaceutical Inc., a Delaware corporation having its principal office at 105 Digital Drive, Novato, CA 94949, USA (“BioMarin”), on the other hand (the “Agreement”). Each of Novasep and BioMarin are referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Novasep is engaged in the business of supplying chemistry services to synthesize, improve synthetic processes, manufacture, and the like, chemical compounds for the pharmaceutical industry; and

WHEREAS, BioMarin is engaged in developing and commercialisation of innovative biopharmaceuticals for serious diseases and medical conditions and desires to utilize the services of Novasep to synthesize, improve synthetic processes, manufacture and provide BioMarin with a commercial supply of Product, as defined below, which is the active pharmaceutical ingredient for one of BioMarin’s product candidates; and

WHEREAS, BioMarin has requested that Novasep supply it with Product and Novasep is willing to supply Product on the terms and conditions set forth below.

NOW THEREFORE, in consideration of the foregoing and the covenants and promises contained in this Agreement, the Parties agree as follows:

1.	Definitions. In addition to the capitalized terms defined elsewhere in this Agreement, the following terms shall have the meanings set forth below.

1.1.	“Applicable Laws” means all laws, ordinances, rules and regulations of any governmental or quasi-governmental body applicable to the performance by each Party of its obligations hereunder, or any aspect thereof, as the context requires under this Agreement, including, without limitation: (a) all applicable federal, state and local laws and regulations; (b) the U.S. Federal Food, Drug and Cosmetic Act; (c) cGMP requirements; and (d) regulations for shipment of the Product into or out of the European Union and Switzerland.

1.2.	“BioMarin Supplied Raw Materials” means the [****] required for the production of the Product to be supplied pursuant to the terms of this Agreement.

1.3.	“cGMP” means current good manufacturing practices and general biological products standards as promulgated under ICH Q7A - Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients, US Federal Food Drug and Cosmetic Act at 21 CFR and the EEC Guide to Good Manufacturing Practices for Medical Products (Vol. IV - rules governing medical products in the European Community 1989) in the most recent version.

1.4.	“Certificate of Analysis” means a certificate in a form reasonably acceptable to BioMarin certifying that a batch of Product meets the Specifications and such other specific requirements as contained in the Quality Agreement.

1.5.	“EMEA” means the European Medicines Agency.

1.6.	“FDA” means the United States Food and Drug Administration, and any successor agency thereto.

1.7.	“Novasep Supplied Raw Materials” means all raw materials used in the production of the Product other than the BioMarin Supplied Raw Materials.

1.8.	“Regulatory Agency” means the EMEA, the FDA and any other governmental regulatory authority or agency involved in regulating any aspect of the development, manufacture, market approval, sale, distribution, packaging or use of the Product.

2.	Supply of Product.

2.1.	Obligation to Supply. Pursuant to the terms of this Agreement, Novasep shall supply BioMarin with Sapropterin Hydrochloride [****], as more fully described in Exhibit A, (the “Product”) for use as the active pharmaceutical ingredient in a human drug product in such quantities as BioMarin may order pursuant to the provisions of Section 3.

2.2.	Specification of Product. The Product shall be produced in accordance with all Applicable Laws and utilizing the synthetic pathway previously transferred to Novasep by BioMarin and as summarized in Exhibit B (the “Synthetic Pathway”). All Product supplied hereunder shall be tested by Novasep to ensure that it meets the release specifications set forth in Exhibit C (the “Specifications”). During the term of this Agreement, the Parties may modify the Synthetic Pathway or the Specifications by mutual written agreement. A material change to the Synthetic Pathway or the Specifications may be subject to a corresponding change in the price of the Product, as agreed to by the Parties in writing.

2.3.	Exclusive Supply Obligation. [****]

2.4.

Limited Right to Use Contractors. Without limiting Novasep’s responsibility under this Agreement, and subject to obtaining BioMarin’s prior written consent, which may be granted or withheld in BioMarin’s sole discretion, Novasep may satisfy its supply obligations to BioMarin hereunder, either in whole or in part, through arrangements with contractors engaged to perform services or supply facilities or goods in connection with the manufacture, testing, and/or packaging of Product. Novasep shall ensure that all facilities processes and procedures of such contractors comply with Applicable Laws, including cGMP standards. To the extent that the use of contractors requires preparing and making any requisite filings with Regulatory Agencies for any pharmaceutical product incorporating the Product, BioMarin shall have sole responsibility for such filings.

2.5.	Priority Supplier. Novasep acknowledges that BioMarin has an existing obligation to purchase the first [****] of Product required annually from Shiratori Pharmaceutical Co., Ltd., subject to certain conditions. Subject to such obligation, BioMarin agrees that, during the term of this Agreement, subject to the conditions below, Novasep shall be BioMarin’s primary supplier of Product, which shall include purchasing no less than [****] Such obligation shall be conditioned on Novasep being able to supply sufficient quantities of Product, meeting all then applicable requirements of any Regulatory Agency to allow the Product to be used in a pharmaceutical product, and otherwise satisfying all of the terms and conditions of this Agreement. Annually, upon request by Novasep, BioMarin will provide Novasep with information regarding the aggregate quantities of Product from entities other than Novasep and Shiratori Pharmaceutical Co., Ltd., provided that BioMarin shall not be obligated to identify the other entities.

3.	Order Process.

3.1.	Forecasts. [****]

3.2.	Purchase Orders. Together with the delivery of each Rolling Forecast, BioMarin shall issue a binding purchase order (a “Purchase Order”) for the supply of Product [****]. Such Purchase Order shall specify reasonable delivery dates and instructions for shipping and packaging the Product. If there is any inconsistency between any of the terms and conditions of a Purchase Order and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall prevail.

3.3.	Acceptance Procedures. Within [****] after receiving a Purchase Order from BioMarin, Novasep shall give written notice to BioMarin specifying whether or not Novasep has accepted such Purchase Order; provided that Novasep shall be obligated to accept the Purchase Order if the amount to be purchased does not exceed the amount included for such period in the most recent previous Rolling Forecast provided to Novasep. Subject to the foregoing, in the event that Novasep does not accept a Purchase Order, Novasep shall give written notice to BioMarin explaining the reason(s) for non-acceptance. The Parties shall promptly consult with each other to resolve the issues as promptly as feasible and such Purchase Order will be modified accordingly by written agreement signed by both Parties.

3.4.	Supply in excess of Rolling Forecast. Should, at any future time during the Term, BioMarin’s requirements for Product to be included in the next Purchase Order exceed the amount specified for such period in the prior Rolling Forecast, BioMarin shall provide Novasep, as soon as reasonably practicable, with written notice to this effect with a good faith indication of the total amount of such excess requirements. [****]

3.5.	Changes to Purchase Orders. If BioMarin requests a change to a Purchase Order (a “Change Order”) after such Purchase Order is accepted by Novasep, BioMarin shall inform Novasep about such Change Order as soon as possible. Novasep shall use commercially reasonable efforts to accommodate such Change Order. Notwithstanding the foregoing, and provided a [****] is respected by BioMarin, BioMarin, by providing written notice to Novasep, may cancel or modify any of its outstanding Purchase Orders for Product in the event of a recall of Product (unless such recall does not result from an act or omission of Novasep) and BioMarin may then modify the related Rolling Forecast accordingly. Unless such recall is due to Novasep’s breach of this Agreement, in the event BioMarin cancels or reduces any Purchase Order as permitted under this Section 3.5, BioMarin shall pay Novasep all non-cancelable costs relating to any unused materials that have been purchased by Novasep or Novasep’s contractors in connection with such Purchase Order that have been rendered unusable by BioMarin’s termination or change, provided that Novasep will use commercially reasonable efforts to mitigate such costs. Within [****] after cancellation or of any of the aforementioned changes, Novasep shall furnish BioMarin with a statement of all such unusable materials in inventory, and shall ship such materials and the applicable invoice therefore to BioMarin or to such location as BioMarin shall designate and per BioMarin’s instructions. BioMarin shall pay for such unused materials and for any related storage and/or transportation or shipment costs within [****]after receipt of such invoice.

4.	Supply Price.

4.1.	Price Generally. BioMarin shall purchase the Product at the price set forth on Exhibit D (the “Price”) as the price may be adjusted pursuant to the terms of this Section 4 or pursuant to Section 5.5. The Parties acknowledge that, subject to any amounts payable pursuant to Section 4.2, such Price is the total compensation payable for the performance of all of Novasep’s obligations under this Agreement, including, without limitation, the cost of labor, facilities, the Novasep Supplied Raw Materials including those listed in Exhibit E, reagents, solvents, analysis, packaging materials, incoming inspection and testing of all raw material and components, waste disposal, reports, packaging of product, preparation of finished Product for shipment, testing of final product and shipping of final Product and Novasep’s reasonable profit margin. The Price does not include the purchase of the BioMarin Supplied Raw Materials. BioMarin shall be responsible for providing Novasep with the BioMarin Supplied Raw Materials at BioMarin’s expense.

4.2.	Payment of Taxes. BioMarin shall reimburse Novasep or its affiliates for any federal, state or local excise or other tax, assessment, license fee or other charge or increase thereof, which Novasep or its affiliates may be required to pay based on the sale, transportation or use of the Product. In no event shall BioMarin be required to reimburse Novasep or its affiliates for taxes based on Novasep or its affiliates’ income or franchise fees.

4.3.	Payment Procedures. BioMarin shall pay to Novasep for the Product supplied hereunder in United States currency by wire transfer to a bank account designated by Novasep no later than [****] after the date of the invoice for such Product. Novasep shall invoice BioMarin for each delivery of Product according to the following schedule: [****]

4.4.	Reduction of Price for Process Improvements. [****]

4.5.	Periodic Increase to Price. On an annual basis on January 1st of each year commencing on January 1, 2007, the Price may be increased by Novasep by the lesser of: [****]

5.	Manufacture.

5.1.	Quality Agreement. Within four (4) months after the Effective Date of this Agreement, Novasep and BioMarin will enter into a Quality Agreement (the “Quality Agreement”), which will further define the specific, task level, responsibilities of each Party, consistent with the terms of this Agreement. In the event of a conflict between the Quality Agreement and this Agreement, this Agreement shall govern and control.

5.2.	Manufacture Obligations. Novasep shall be responsible for the manufacture of the Product to be supplied pursuant to this Agreement and shall cause the Product to be manufactured and supplied in accordance with the Applicable Laws, the Specifications and the Quality Agreement, and pursuant to the Synthetic Pathway. Novasep shall be responsible for the procurement, proper quality and documentation of the quality of all materials (other than the BioMarin Supplied Raw Materials,) equipment and facilities used for the preparation and analysis of the Product.

5.3.	Supply of BioMarin Supplied Raw Materials. BioMarin shall be responsible to provide, at its expense, the BioMarin Supplied Raw Materials in sufficient quantity and with sufficient lead time to allow Novasep to manufacture Product as requested in a Purchase Order. Novasep shall be solely responsible for risk of loss of BioMarin Supplied Raw Materials after they are delivered to Novasep’s facility.

5.4.

Validation Processes. Novasep shall be responsible for the performance of all process validation associated with the manufacturing process and as required by the Quality Agreement or to generate the Certificate of Analysis. All costs and expenses relating to all process validation associated with the manufacturing process and as required by the Quality Agreement or to generate the Certificate of Analysis are included in the Price. Prior to releasing the Product, Novasep shall have performed or shall have had performed quality control testing on samples of each batch of Product to determine whether it meets the Specifications and other warranties set forth in Section 15 hereof. In the event that BioMarin wishes to perform additional validation testing, at its expense, to confirm the validation performed by Novasep, for no additional consideration, Novasep shall provide BioMarin with reasonable assistance in such efforts, such as responding to inquiries or investigation questions.

5.5.	Manufacturing Changes.

(a)	Manufacturing process and control changes that affect the Product, regardless of whether they are reportable to the FDA, will be reported by Novasep to BioMarin prior to implementation by Novasep. Any such changes shall require BioMarin’s prior written approval, provided that, if such changes are not reportable to the FDA or EMEA, such approval will not be unreasonably withheld and if such changes do require notice to, or any filing with, the FDA or EMEA, such approval may be granted or withheld in BioMarin’s sole discretion.

(b)	BioMarin shall promptly advise Novasep in writing of any new standards, procedures or specifications related to the Product or the manufacturing process required by the applicable Regulatory Agencies and Novasep will use its best efforts to implement such requirements. [****]

6.	Compliance with Forecasts; Shipping Dates and Delivery.

6.1.	Delivery. Each shipment of Product to be supplied hereunder shall be delivered to BioMarin [****]. Product will be packaged in accordance with the specifications reasonably required by BioMarin. Title and risk of loss shall pass to BioMarin upon delivery, as defined above, provided Novasep shall provide reasonable cooperation to ensure that delivery is coordinated with the pick-up of such Product by the common carrier designated by BioMarin. Product shall be delivered free and clear of any security interest, lien, or other encumbrance.

6.2.	Delivery Date. Novasep shall use commercially reasonable efforts to deliver to BioMarin the Product identified in each Purchase Order by the delivery date specified in the Purchase Order, subject to the coordination with the common carrier as described in Section 6.1. If Novasep anticipates any delay to the scheduled delivery date as included in a Purchase Order, Novasep will notify BioMarin as soon as possible, shall use commercially reasonable efforts (best efforts if such delay is due to circumstances within Novasep’s control) to deliver Product not later than the scheduled delivery date or as soon as possible thereafter. All expenses for efforts to deliver Product in as timely a manner as possible shall be included within the Price.

6.3.	Excess Delivery. [****]

7.	Documentation Associated with Shipments.

7.1.	Five (5) days prior to each delivery of Product, Novasep shall send to BioMarin by facsimile a copy of the detailed packing list indicating gross and net weights, invoice, airway bill number and flight details.

7.2.	Novasep shall send with each shipment of Product a pro forma invoice or comparable document to be agreed upon with BioMarin containing at least BioMarin’s material description and code, BioMarin’s purchase order number, Product batch number, manufacturing date, unit of measure and total quantity delivered. Each delivery of Product shall also be accompanied by a batch identifier and a Certificate of Analysis verifying that the Product meets the Specifications.

7.3.	Novasep shall prepare a comprehensive batch record for the production of each lot of Product under this Agreement, in accordance with the Quality Agreement, cGMP and the Specifications and will retain such documentation pursuant to an appropriate document retention schedule that complies with FDA and EMEA requirements. The batch documentation will be available to BioMarin for inspection and review. Upon BioMarin’s request, Novasep will supply BioMarin with copies of such batch record, and if any batch record is not provided in English, Novasep shall provide to BioMarin copies of such batch documentation translated into English.

8.	Rejection.

8.1.	Promptly upon receipt of each delivery of Product, and no later than [****] after receipt of each delivery of Product, BioMarin shall perform appropriate inspection procedures designed to determine whether such Product conforms at the time of delivery to the applicable Specifications. If the Product supplied to BioMarin under this Agreement fails to conform to the Specifications, BioMarin shall so notify Novasep promptly after its discovery of such non-conformity, and BioMarin shall concurrently present reasonable evidence to Novasep of such non-conformity. If BioMarin notifies Novasep that Product is non-conforming and Novasep does not dispute such determination, Novasep shall promptly supply BioMarin with replacement Product or, at Novasep’s election, have the non-conforming batch of the Product reprocessed, so long as such reprocessing has been previously approved by the FDA and EMEA, at Novasep’s cost and expense. [****]

8.2.	[****]

8.3.	[****]

8.4.	In the event that it is determined, based on the above procedures, that the allegedly non-conforming Product was conforming, then BioMarin shall pay Novasep the applicable Price for any such Product. In the event that it is determined, based on the above procedures, that any Product delivered to BioMarin does not meet the Specifications, Novasep shall replace promptly, at no additional expense to BioMarin, such non-conforming Product with new Product that does conform with the Specifications thereof, and shall bear all costs of shipment of such new Product. Novasep shall give BioMarin written instructions as to how BioMarin should, at Novasep’s expense, handle any non-conforming Product, and such instructions shall comply with all Applicable Laws.

9.	Audit.

9.1.	BioMarin will have the right to be present when Novasep is conducting an audit of any contractor facility where Product is manufactured, packaged and/or stored; provided, however such right to be present shall be limited to once per calendar year. During normal business hours and upon reasonable advance notice, BioMarin will have the right to audit the facilities of Novasep where Product is manufactured, packaged, and/or stored, for purposes of monitoring the conditions and processes under which Product is manufactured, packaged and stored, provided, however, that any such audits of Novasep may be performed only once per calendar year with respect to a given facility.

9.2.

During normal business hours and upon reasonable advance notice, BioMarin will have the right to give power to an independent auditing company accepted by both parties to audit Novasep’s books and records for the sole and exclusive purpose of verifying Novasep’s commercially reasonable efforts to reduce costs associated with the manufacture of the Product and proper notification to BioMarin regarding such reduction in costs pursuant to Section 4.4 or increases in the Price pursuant to Section 4.5; provided, however, that any such audit of Novasep may be performed only once every two years. Should the independent auditing company make a determination that any amounts to be paid or reimbursed hereunder have been incorrectly reported by Novasep, Novasep shall have a [****] period to demonstrate that the alleged reimbursements/adjustments are not due to BioMarin. If Novasep accepts the findings of the independent auditing company, then Novasep shall, within [****] of its receipt of the audit report, make a payment to BioMarin such that all amounts paid hereunder shall conform to the amounts so determined to be payable. If the Parties are unable to reach a resolution within an additional [****] period following Novasep’s response to the independent auditing company’s alleged reimbursements/adjustments, the Parties shall agree to submit their dispute to an independent expert accepted by both Parties that shall be charged with determining whether or not the calculations required pursuant to Section 4.4 or 4.5 have been properly made and if not, determining the proper calculations. Such expert’s findings shall be final and binding on the Parties, and the Parties will therefore make such adjustments/reimbursements, and make such payment as is necessary such that all amounts paid hereunder shall conform to the amounts so determined to be payable within [****] following the communication to both Parties of the expert’s findings. If the expert determines that Novasep’s calculations were correct (or incorrect in favor of Novasep), BioMarin shall pay for such expert’s costs and expenses, and if the expert determines that Novasep’s calculations were incorrect in favor of Novasep, Novasep shall pay for such costs and expenses. Any audit under this Section 9.2 will be at BioMarin’s expense unless the audit, as supported by the expert analysis is such analysis is undertaken as provided above, determines that a calculation made by Novasep is inaccurate in favor of Novasep by more than [****], in which case Novasep shall reimburse BioMarin for the cost of the Audit.

10.	Ownership and Licenses.

10.1.	All information received from BioMarin or obtained as a result of Novasep’s performance hereunder, including, but not limited to, batch records, results, data, reports, final reports, laboratory work sheets, methods, Product information, process information, improvements and the like (“BioMarin Information”), shall be the sole property of BioMarin and BioMarin shall be free to disclose and use BioMarin Information, regardless of origin, for any purpose, including, but not limited to, the preparation, use, sale and the like of the Product or anything produced using the Product.

10.2.	Until the expiration of Novasep’s obligations of confidentiality and non-use under Section 2.3 and 11 hereof, Novasep covenants to promptly disclose to BioMarin all discoveries, inventions, improvements, innovations technologies, processes, and the like made by Novasep hereunder or otherwise using BioMarin Information or the Product or any process directly related to the manufacture of the Product (“BioMarin Discoveries”).

10.3.	Novasep hereby agrees to assign to BioMarin any and all rights, title and interest of Novasep to BioMarin Discoveries. All BioMarin Discoveries shall be deemed owned solely by BioMarin. Novasep shall take such action as BioMarin may reasonably request to vest title to any BioMarin Discoveries to BioMarin. BioMarin shall have the sole right to file, prosecute and maintain patent applications and patents with respect to new technology or process, directly related to the Product, developed by Novasep under this Agreement or any Purchase Order hereunder. BioMarin grants Novasep a fully-paid royalty-free, non-exclusive, worldwide, perpetual, irrevocable license, with the right to sublicense, to practice this technology for use in the manufacture of the Product.

10.4.	Any new technology or process, not directly relating to the Product, developed by Novasep under this Agreement, remains the property of Novasep (“Novasep Discoveries”). Novasep shall have the sole right to file, prosecute and maintain patent applications and patents with respect to new technology or process, not directly relating to the Product, developed by Novasep under this Agreement or any Purchase Order hereunder. Novasep grants BioMarin a fully-paid royalty-free, non-exclusive, worldwide, perpetual, irrevocable license, with the right to sublicense solely to a subcontractor producing the Product, to practice this technology solely for use and manufacture of the Product.

10.5.	Except for the Novasep Discoveries, BioMarin shall have the sole right to file, prosecute and maintain patent applications and patents with respect to BioMarin Information and BioMarin Discoveries. Novasep hereby undertakes and agrees to execute and have its employees execute such assignments and other documents which are necessary at any time to permit the filing and prosecution of applications for patents claiming BioMarin Information and BioMarin Discoveries. Novasep hereby further agrees that, at BioMarin’s request and expense, Novasep may accept to assist BioMarin in the preparation, filing and prosecution of such patent applications and patents.

10.6.	All intellectual property, including notably any discovery or invention (whether or not patentable or otherwise susceptible to intellectual property protection), improvements, modifications, know-how, substances, compounds, data, test results, techniques, processes, formulations or designs related to synthesis, purification, separation, and filtration technologies and processes developed by Novasep prior to this Agreement as evidenced by competent written records shall remain the sole and exclusive property of Novasep.

11.	Confidentiality. Each Party shall abide by the terms and conditions of that certain Non-Disclosure Agreement effective December 31, 2004 (the “NDA”), attached hereto as Exhibit F and incorporated herein by this reference, provided that the purpose stated under the NDA shall include the performance of each Party’s obligations under this Agreement.

12.	Term And Termination.

12.1.	Term. This Agreement shall be effective on the Effective Date and shall continue for five (5) years thereafter. BioMarin may, at its election, extend the term of this agreement for an additional five (5) year period by providing at least six (6) months prior notice of such extension to Novasep. Thereafter, unless either Party notifies the other of its election not to renew this Agreement at least twelve (12) months prior to the expiration of the term, this Agreement shall automatically, without further action of the Parties, renew for successive two (2) year periods.

12.2.	Termination for Convenience. Following the initial five year term, or upon BioMarin’s termination of the development program related to the Product, if sooner, upon six (6) months advanced notice to Novasep, BioMarin may terminate this Agreement, provided that such termination shall not apply to any Purchase Order made prior to the date of such notice.

12.3.	Termination for Cause. Either Party may terminate this Agreement at any time if the other Party:

(a)	fails to perform any material obligation, covenant, condition, or limitation herein, provided such other Party shall not have remedied its failure within sixty (60) days after receipt of written notice from the terminating Party of such failure; or

(b)	the other party files a petition in bankruptcy, or enters into an agreement with its creditors, or applies for or consents to the appointment of a receiver or trustee, or makes an assignment for the benefit of creditors, or suffers or permits the entry of any order adjudicating it to be bankrupt or insolvent and such order is not discharged within thirty (30) days.

12.4.	Survival. Sections 2.3, 7.3, 8, 9.2, 10, 11, 13, 14, 15, 16, 18, 19 and 23-31 and all then-outstanding payment and reimbursement obligations shall survive any termination or expiration of this Agreement.

12.5.	Technology Transfer. Should this Agreement terminate due to: (a) BioMarin’s rights under Section 12.3; or (b) any event that has prevented Novasep or Novasep’s contractor(s) from shipping Products in accordance with BioMarin orders for [****], except if such event is an event of Force Majeure as described in Section 21, BioMarin shall have the right to require Novasep, at is sole expense, to effect a transfer of manufacturing know-how sufficient to enable BioMarin, or a third Party designated by BioMarin, to manufacture the Product in accordance with the Specifications. The Parties acknowledge that a breach of such obligation would cause BioMarin irreparable damage and, accordingly, BioMarin shall be entitled to obtain specific performance of such obligation in any court of competent jurisdiction.

13.	Indemnification.

13.1.	BioMarin shall indemnify and hold harmless Novasep, its directors, officers and employees (collectively, the “Novasep Indemnitees”), from and against any and all liability, damage, loss, cost (including reasonable attorneys’ fees) and expense resulting from claims of any kind and character by any third Party (including, without limitation, employees or agents of BioMarin) with respect to the manufacture, storage, or use of Product supplied by Novasep to BioMarin pursuant to this Agreement and/or the BioMarin Supplied Raw Materials supplied to Novasep so long as such BioMarin Supplied Raw Materials are processed, stored and used in accordance with the instructions provided by BioMarin, as required by law and in accordance with good business practices. Notwithstanding the foregoing, Novasep shall not be entitled to indemnification under this Section 13.1 for any claim based in whole or in part on Novasep’s negligence, wilful misconduct or breach of its obligations hereunder.

13.2.	Novasep shall indemnify and hold harmless, BioMarin, its directors, officers and employees (collectively, the “BioMarin Indemnitees”), from and against any and all liability, damage, loss, cost (including reasonable attorneys’ fees) and expense resulting from claims of any kind and character by any third Party (including, without limitation, employees or agents of Novasep) arising out of or in connection with Novasep’s negligence, wilful misconduct or breach of its obligations hereunder. Notwithstanding the foregoing, BioMarin shall not be entitled to indemnification under this Section 13.2 for any claim based in whole or in part on BioMarin’s negligence, wilful misconduct or breach of its obligations hereunder.

13.3.	Each Party, on behalf of itself and its respective BioMarin Indemnitees or Novasep Indemnitees (each such Person, an “Indemnitee”), agrees to provide the indemnifying Party prompt written notice of any action, claim, demand, discovery of fact, proceeding or suit (collectively, a “Claim”) for which such Indemnitee intends to assert a right to indemnification under this Agreement; provided, however, that failure to give such notification shall not affect each applicable Indemnitee’s entitlement to indemnification (or the corresponding indemnifying Party’s indemnification obligations) hereunder except to the extent that the indemnifying Party shall have been prejudiced as a result of such failure. The indemnifying Party shall have the initial right (but not obligation) to defend, settle or otherwise dispose of any Claim for which an Indemnitee intends to assert a right to indemnification under this Agreement as contemplated in the preceding sentence if, and for so long as, the indemnifying Party has recognized in a written notice to the Indemnitee provided within thirty (30) days of such written notice its obligation to indemnify the Indemnitee for any losses relating to such Claim; provided, however, that if the indemnifying Party assumes control of the defense, settlement or disposition of a Claim, the indemnifying Party shall obtain the written consent of each applicable Indemnitee prior to ceasing to defend, settling or otherwise disposing of the Claim. If the indemnifying Party fails to state in a written notice during such thirty (30) day period its willingness to assume the defense of such a Claim, the BioMarin Indemnitee(s) or Novasep Indemnitee(s), as the case may be, shall have the right to defend, settle or otherwise dispose of such Claim, subject to the applicable provides of Sections 13.1 and 13.2.

14.	Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF ANY TERMS OR CONDITIONS IN THIS AGREEMENT OR WITH RESPECT TO THE PERFORMANCE THERETO.

15.	Representations, Warranties and Covenants.

15.1.	General. Each Party represents and warrants to the other Party that:

(a)	it has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof; and

(b)	the execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it may be bound, nor does it violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

15.2.	Regarding the Product. Novasep further warrants and represents that the Products delivered to BioMarin under this Agreement shall, at the time of delivery:

(a)	meet the Specifications;

(b)	be in good, usable and merchantable condition; and

(c)	have been manufactured in compliance with all Applicable Laws

15.3.	No Conflict. Each Party covenants that it will not grant any right to any third Party that would conflict with the rights granted to the other Party or its obligations hereunder.

16.	Successors and Assigns; Parties in Interest.

16.1.	This Agreement shall be binding upon and shall inure to the benefit of the respective permitted successors and assigns of each of the Parties hereto (if any). No person who is not a Party shall have any rights hereunder as a third-party beneficiary or otherwise.

16.2.	Neither this Agreement nor the rights and obligations of either Party shall be assigned without the prior written consent of the other Party, which consent may be given or withheld in such party’s sole and absolute discretion, except to a successor by merger or sale of substantially all of its business to which this Agreement relates.

17.	Waiver. No provision of this Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party.

18.	Insurance.

18.1.	From and after the commencement of Phase III Clinical Trials for the Product with respect to item (a) and from and after the first commercial sale with respect to item (b), each of BioMarin and Novasep shall obtain and maintain in effect, in a form and with insurers reasonably acceptable to the other Party (or if self-insured, to the other Party’s reasonable satisfaction with such self insurance), and which shall name the other Party as an additional insured:

(a)	commercial general liability insurance with a minimum limit of indemnity of Ten Million U.S. Dollars (US$10,000,000) per occurrence and in the aggregate; and

(b)	product liability insurance with a minimum limit of liability of Twenty Million U.S. Dollars (US$20,000,000) per occurrence and in the aggregate. It is understood that such insurance shall not be construed to limit a Party’s liability with respect to such indemnification obligations.

18.2.	Each Party shall provide to the other Party upon request a certificate evidencing the insurance such Party is required to obtain and keep in force under this Section 18. Such certificate shall provide that such insurance shall not expire or be cancelled or modified without at least thirty (30) days’ prior written notice to the other Party.

19.	Severability. In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provision shall be not affected, and the Parties shall negotiate a substitute provision that, to the extent possible, accomplishes the original business purpose.

20.	Independent Contractors. Each Party shall act as an independent contractor and shall not bind nor attempt to bind the other Party to any contract, or any performance of obligations outside of this Agreement. Nothing contained or done under this Agreement shall be interpreted as constituting either Party the agent of the other in any sense of the term whatsoever unless expressly so stated. Each Party shall be responsible for all taxes and payments concerning such Party, its employees or its sales representatives. This Agreement does not create or evidence any joint venture or partnership of the Parties.

21.	Force Majeure. Neither Party shall be liable for its failure to perform hereunder as a result of any event of force majeure beyond the Party’s reasonable control including, but not limited to, acts of God, fire, floods, wars, sabotage, terrorism, demonstrations, accidents, strikes, lockouts or other labor disputes, shortages, government actions or regulations, inability to obtain transportation, or changes to Applicable Laws. If either Party’s performance is prevented in whole or part by any such event, such Party shall be excused of any of its obligations hereunder during the period of delay of performance resulting from such event, and the time for performance of such obligations shall be automatically extended for a period of time equal to the duration of such events; provided, however, that the Party claiming force majeure shall promptly notify the other Party of the existence of such force majeure, shall use commercially reasonable efforts to avoid or remedy such force majeure and shall continue performance hereunder with the utmost dispatch whenever such force majeure is avoided or remedied. When such circumstances arise, the Parties shall discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.

22.	Amendment. No modification of this Agreement shall be effective unless made in writing and signed by a duly authorized representative of each Party. This Agreement may not be amended by a Purchase Order. No waiver of any right or remedy hereunder shall be effective unless in a writing signed by the Party to be bound, nor shall any waiver in once instance constitute a waiver of the same or any other right or remedy in any other instance.

23.	Governing Law. This Agreement shall be governed by the laws of the State of New York, U.S.A. without giving effect to principles of conflicts of laws provisions thereof, and any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced solely and exclusively in the state or federal court located in New York, New York. Consistent with the foregoing, each party to this Agreement:

23.1.	expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in New York, New York (and each appellate court located in the State of New York) in connection with any such legal proceeding;

23.2.	agrees that each state and federal court located in New York, New York shall be deemed to be a convenient forum; and

23.3.	agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in New York, New York any claim that such Party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

The Parties agree that, if any proceeding is commenced against any Indemnified Party by any person in or before any court or other tribunal anywhere in the world, then such Indemnified Party may proceed against the Indemnifying Party in or before such court or other tribunal with respect to any indemnification claim or other claim arising directly or indirectly from or relating directly or indirectly to such proceeding or any of the matters alleged therein or any of the circumstances giving rise thereto. The application of the UN Convention on Contracts for the International Sale of Goods (1980) is excluded.

24.	Arbitration.

24.1.	Any dispute, controversy or claim arising out of or relating to this Agreement or to a breach hereof, including its interpretation, performance or termination, shall be finally resolved by arbitration. The arbitration shall be conducted by three (3) arbitrators, one to be appointed by BioMarin, one to be appointed by Novasep, and the third to be nominated by the two arbitrators so selected or, if they cannot agree on the third arbitrator, by the President of the American Arbitration Association. In the event any such dispute, controversy or claim involves a claim of damages for fifty-thousand United States dollars ($50,000 U.S.) or less, the arbitration shall be conducted by one (1) arbitrator appointed by BioMarin and Novasep, or if they cannot agree on an arbitrator, by the President of the American Arbitration Association.

24.2.

The arbitration shall be conducted in the English language and in accordance with the rules of the American Arbitration Association, which shall administer the arbitration and act as appointing authority. The arbitration, including the rendering of the award, shall take place in New York, New York in the United

States of America, and shall be the exclusive forum for resolving such dispute, controversy or claim. For the purposes of this arbitration, the provisions of this Agreement and all rights and obligations hereunder shall be governed and construed in accordance with the laws of the State of New York in the United States of America. The decision of the arbitrators shall be final and binding upon the Parties hereto. The decision of the arbitrators shall be executory, and judgment thereon may be entered by any court of competent jurisdiction.

24.3.	Notwithstanding anything contained in this Section 24 to the contrary, each Party shall have the right to institute judicial proceedings against the other Party or anyone acting by, through or under such other Party, in order to enforce the instituting Party’s rights hereunder through reformation of contract, specific performance, injunction or similar equitable relief.

25.	Attorneys’ Fees. If any legal action or other legal proceeding relating to this Agreement, the transactions contemplated hereby or the enforcement of any provision of this Agreement is brought by one Party against the other Party, the prevailing Party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing Party may be entitled).

26.	Use of Names. Both Parties agree that they will not use the name, trademark, trade name or other designation of the other Party or any of its personnel in any public announcements, publicity, promotional literature or advertising without the prior written approval of the other Party, such approval to be given or withheld in such Party’s sole and absolute discretion; provided that, each Party may make such disclosure as is required by Applicable Laws, including, without limitation, the disclosure obligations under the Securities Act of 1933.

27.	Headings. The descriptive headings of this Agreement are for convenience of reference only and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

28.	Entire Agreement. This Agreement is the entire agreement between BioMarin and Novasep regarding the subject matter hereof and shall supersede any prior agreements between the Parties hereto with the exception of the NDA. This Agreement becomes effective and binding on both Parties only when signed by each Party below. Each Party acknowledges that there are no other understandings that relate to the matters covered herein or which are inconsistent with any provisions of this Agreement.

29.	Conflict of Terms. In the event of any inconsistency between this Agreement and any Exhibit, Purchase Order, or the Quality Agreement, the terms of this Agreement shall control.

30.

Notices. Any notice required, contemplated or permitted to be given herein shall be deemed to have been sufficiently given to either Party for all of the purposes hereof if given by telephone, confirmed facsimile transmission, telex or cable and confirmed by registered mail, or dispatched by a major national express courier service, postage prepaid and return receipt requested addressed as follows:

If to BioMarin:

BioMarin Pharmaceutical Inc.

105 Digital Drive

Novato, California 94949

Attention: Corporate Counsel

Facsimile No.: (415) 506-6425

If to Novasep:

Groupe Novase SAS Site Eiffel

Boulevard de la Moselle

Attention: Chief Legal Officer

Facsimile No.: + 33 (0)3 83 49 71 40

or to such other address as either of the Parties shall designate by notice given as herein required. Any such notice, instruction or communication shall be deemed to have been delivered upon receipt if delivered by hand, three business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, one business day after it is sent via a reputable nationwide overnight courier service, or when transmitted with electronic confirmation of receipt, if transmitted by facsimile (if such transmission is on a business day; otherwise, on the next day following such transmission).

31.	Exhibits. Exhibits to this Agreement shall be deemed to be an integral part hereof, and schedules or exhibits to such Exhibits shall be deemed to be an integral part thereof.

32.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Any photocopy, facsimile or electronic reproduction of the executed Agreement shall constitute an original.

33.	Approvals. Unless expressly required not to be withheld unreasonably, it is understood that when approval of either Party is required, such approval may be given or withheld in such Party’s sole and absolute discretion, without regard to the reason or basis for granting or withholding such consent.

34.	Construction.

34.1	The English language of this Agreement shall govern any interpretation of or dispute regarding this Agreement

34.2	For purposes of this Agreement whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

34.3	The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

34.4	As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

34.5	Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement. Any reference to a Section shall be deemed to include a reference to any subsidiary Sections.

35.	Further Assurances. From and after the Effective Date, each Party shall execute and deliver such documents and take such other actions, as such other Party may reasonably request, for the purpose of carrying out or evidencing any of the transactions contemplated hereby.

ACCEPTED AND AGREED TO:

GROUPE NOVASEP		BIOMARIN PHARMACEUTICAL INC.

/S/ ROGER-MARC NICOUD		/S/ ROBERT BAFFI
BY:	MR. ROGER-MARC NICOUD	BY:	ROBERT BAFFI
Its:	CEO	Its:	SVP TECHNICAL OPS

Attachments:

Exhibit	A: Description of Drug substance

Exhibit	B: Synthesis

Exhibit	C: Product Specifications

Exhibit	D: Price

Exhibit	E: Novasep Supplied Raw Materials

Exhibit	F: Non-Disclosure Agreement dated December 31, 2004

EXHIBIT A

DESCRIPTION OF DRUG SUBSTANCE

[****]

Exhibit B: Synthetic Pathway

[****]

EXHIBIT C

PRODUCT SPECIFICATIONS

[****]

EXHIBIT D

PRICE

[****]

EXHIBIT E

NOVASEP SUPPLIED RAW MATERIALS

[****]

EXHIBIT F

NON-DISCLOSURE AGREEMENT

DATED DECEMBER 31, 2004

[****]

24